Exhibit 99.1

        NEWS RELEASE

LANCER ANNOUNCES AMEX ACCEPTANCE OF
REVISED COMPLIANCE PLAN

SAN ANTONIO, TEXAS, April 23, 2004—Lancer Corporation announced today that the American Stock Exchange ("AMEX") has accepted Lancer's revised plan to regain compliance with AMEX's continued listing standards (the "Plan"). As announced on October 16, 2003, Lancer fell out of compliance with the AMEX continued listing standards following Lancer's inability to file its quarterly report for the second quarter of 2003 with the Securities and Exchange Commission (the "SEC") on a timely basis, which violated Section 1003(d) of the AMEX Company Guide. Since that time, Lancer has been unable to file its quarterly report for the third quarter of 2003 and its annual report for the fiscal year 2003 on Form 10-K, and does not expect to file its quarterly report for the first quarter of 2004 on a timely basis. Lancer expects to regain compliance with the AMEX listing standards by having all of its periodic reports filed with the SEC on or near June 30, 2004. Additionally, Lancer continues to work with AMEX to identify ways in which Lancer's common stock could resume trading prior to June 30, 2004.

By accepting the Plan, AMEX has provided Lancer with an extension of time in order to regain compliance with the continued listing standards and will allow Lancer to maintain its AMEX listing through the Plan period, subject to periodic progress reviews by the AMEX staff. If Lancer does not make progress consistent with the Plan or regain compliance, the AMEX staff could initiate delisting procedures. Lancer intends to make all efforts to comply fully with the Plan, although the Plan is ultimately contingent upon the completion of financial audits and reviews by Lancer's new independent auditors.

This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.